Exhibit 99.2

Media Inquiries:                        Investor Inquiries:
Deb Kline        Stacey Torman            Matthew Booher        John Nunziati
908-953-617 +44 (0) 1483 308 178        908-953-7500 (office)        408-562-3780 (office)
klined@avaya.com    setorman@avaya.com        mbooher@avaya.com        jfnunziati@avaya.com
Avaya Accelerates Collaborative Cloud and Contact Center Portfolios with Acquisition of ITNavigator

•	Acquisition bolsters Collaborative Cloud (UC/CC) offerings with cloud-based social media monitoring, end-to-end management and unified reporting

•	Will strengthen and simplify Contact Center solutions for interaction, experience and performance management

•	Solutions support heterogeneous and hybrid Cloud environments as well as premises-based deployments.

Santa Clara, CA - Tuesday, October 1, 2013 - Avaya today announced it has acquired ITNavigator, a leader in cloud, social media, reporting and management solutions. The acquisition will bolster Avaya’s Contact Center solutions for interaction, experience and performance management as well as expand its Collaborative Cloud portfolio with cloud-based social media, end-to-end management and unified reporting.
As companies seek to elevate brand identity through next-generation customer service and optimize investments, Avaya is on the forefront of providing solutions that connect the dots throughout the service experience delivered through flexible deployment options. The acquisition of ITNavigator will add key management, reporting, and social media capabilities highlighted by their simple, easy to use features. In addition, the acquisition further enhances Avaya’s transformational unified communications and customer experience portfolio by:

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Addressing the social media customer - ITNavigator’s cloud-based social media monitoring and response solution connects to popular social networks, including Facebook, Twitter and others. ITNavigator’s Social Media Gateway (SMG) can be deployed as a stand-alone cloud or as a hybrid solution integrated with the contact center and complements Avaya’s existing social media management portfolio.

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Expanding real-time reporting and monitoring tools for Cloud and Contact Center ITNavigator’s management and performance monitoring tools merge real-time updates gathered from a broad range of contact center data and key performance indicators, such as CRM, billing and other systems. This end-to-end reporting and monitoring capability can be deployed through public cloud, hybrid or heterogeneous environments or as a premises-based solution.

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Strengthening Cloud, UC and Contact Center management and administration Capabilities - ITNavigator is the OEM provider of Avaya Contact Center Control Manager, which has been expanded into Avaya Collaborative Cloud offers. The acquisition will enable tighter integration of this fully-featured, user-friendly, end-to-end management and administration solution across Avaya’s cloud, unified communications and contact center portfolios.

Founded in 2001, ITNavigator is headquartered in Israel with offices in Europe as well as business partners in Europe and North America. The acquisition closed today, making the company now a wholly-owned subsidiary of Avaya.
Quotes
“IT and contact center executives and managers are in need of solutions that simplify day to day operations and enable them to quickly and easily bring on new capabilities. Our experience with ITNavigator - and perhaps more importantly - our customers’ experience with ITNavigator, has indicated that they bring a differentiated, easy-to-use set of solutions that makes the promise of ‘next generation’ contact center, unified communications and cloud-based applications a reality.”
--Gary E. Barnett, SVP and President, Collaboration, Avaya

“Our relationship with Avaya has grown in mutual respect, and in recent times the boundaries between the two companies have narrowed as we drove to a common goal of simplifying sophisticated technologies. We are excited to be part of Avaya, a leader in innovation with respect to the Cloud, UC and Contact Center and its efforts to enhance its leadership with the addition of ITNavigator’s products and technology.”
--Arik Shtilman, Vice President, Business Development and Business Unit Manager, ITNAVIGATOR

"The acquisition of IT Navigators' software assets strengthens and augments the already robust Customer Experience Management portfolio Avaya has built. The synergies between ITNavigator's software and Avaya's cloud and contact center portfolio create a comprehensive solution set. IT Navigator's management and social media applications add depth and enhanced capabilities to Avaya's offerings in the Hosted market to benefit customers who are looking at moving to Contact Center as a Service (CCaaS) solutions."
--David Parry, CTO, TSG (A TeleTech Company)

Tags: Avaya, Lincoln, contact center, customer experience management, cloud, CCaaS, business collaboration, enterprise, unified communications, social media customer service, performance monitoring
About Avaya:
Avaya is a global provider of business collaboration and communications software and services, providing unified communications, contact centers, networking and related services to companies of all sizes around the world. For more information please visit www.avaya.com.

Certain statements contained in this press release may be forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should" or "will" or other similar terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these are reasonable, such forward looking statements involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results to differ materially from any future results expressed or implied by these forward-looking statements. For a list and description of such risks and uncertainties, please refer to Avaya's filings with the SEC that are available at www.sec.gov. Avaya disclaims any intention or obligation to update or revise any forward-looking statements.